EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto as well as the filing of, and reference to, this agreement as an exhibit thereto) with respect to the Ordinary Shares, par value $0.0001 per share, of Bioceres Crop Solutions Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 8th day of August, 2025.

JASPER LAKE VENTURES ONE LLC

By:	/s/ Noah Kolatch
Name:	Noah Kolatch
Title:	Authorized Signatory

NOAH KOLATCH

Signed:	/s/ Noah Kolatch
Name:	Noah Kolatch